Exhibit 10.1

EXECUTION VERSION

$25,000,000

CREDIT AGREEMENT

Dated as of June 27, 2012

among

TMX FINANCE LLC and TITLEMAX FINANCE CORPORATION,

THE LENDERS PARTY HERETO, and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent
and
as Collateral Agent

i

(continued)

(continued)

(continued)

SCHEDULES

2.01	Commitments and Applicable Percentages
4.03(b)	Post Closing Matters
5.06	Litigation
5.12	ERISA Matters
7.01	Existing Liens
7.07	Transactions with Affiliates
10.02	Certain Addresses for Notices

EXHIBITS

Form of

A	Revolving Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guarantee Agreement
F	Intercreditor Agreement

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 27 2012, among TMX Finance LLC (the “Company”) and TitleMax Finance Corporation, as Co-Borrowers (the “Borrowers”), each lender from time to time party hereto (each, a “Lender” and, collectively, the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), and collateral agent (in such capacity, the “Collateral Agent”) for the Secured Creditors.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.                     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2015 Notes” means the Borrowers’ 13.25% Senior Secured Notes due 2015.

“Acquired Debt” means with respect to any specified Person:

(a)                                 Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, including Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

(b)                                 Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Applicable Capital Gain Tax Rate” means a rate equal to the sum of:

(a)                                 the highest marginal Federal income tax rate applicable to net capital gain of an individual who is a citizen of the United States of America, plus

(b)                                 to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to the Flow Through Entity, (i) an amount equal to the sum of the highest marginal state and local income tax rates applicable to net capital gain of an individual who is a resident of the State of Georgia multiplied by (ii) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) of this definition.

“Applicable Commitment Fee” means 8.5% per annum.

“Applicable Income Tax Rate” means a rate equal to the sum of:

(a)                                 the highest marginal Federal ordinary income tax rate applicable to an individual who is a citizen of the United States of America, plus

(b)                                 to the extent the relevant entity is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Flow Through Entity, (i) an amount equal to the sum of the highest marginal state and local ordinary income tax rates applicable to an individual who is a resident of the State of Georgia multiplied by (ii) a factor equal to 1 minus the highest marginal Federal income tax rate described in clause (a) of this definition.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means 8.5% per annum.

“Approved Fund” means any Fund that is administered, managed or advised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages or advises a Lender.

“Asset Sale” means:

(a)                                 the sale, lease, transfer, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction); provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of Section 2.03(c) and/or the provisions of Section 7.03 and not by the provisions of Section 7.04);

(b)                                 the issue or sale by the Company of Equity Interests of any of the Company’s Subsidiaries; and

(c)                                  an Event of Loss.

In the case of either clause (a), (b) or (c), whether in a single transaction or a series of related transactions:

(i)                                     that have a Fair Market Value in excess of $1.0 million; or

(ii)                                  for Net Proceeds in excess of $1.0 million.

Notwithstanding the foregoing, none of the following will be deemed to be an Asset Sale:

(a)                                 a transfer of assets to the Borrowers or any Guarantor;

(b)                                 an issuance of Equity Interests by a Subsidiary to the Company or to a Subsidiary of the Company;

(c)                                  for purposes of Section 7.04 only, a Restricted Payment that is permitted by Section 7.05 or a Permitted Investment;

(d)                                 the Incurrence of Permitted Liens and the disposition of assets subject to such Liens by or on behalf of the Person holding such Liens;

(e)                                  the sale, transfer or other disposition of overdue and delinquent accounts in the ordinary course of business consistent with past practice;

(f)                                   any disposition of cash or Cash Equivalents;

(g)                                  the lease, assignment or sub-lease of any property in the ordinary course of business;

(h)                                 any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(i)                                     sales of assets that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any of its Subsidiaries;

(j)                                    the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; and

(k)                                 dispositions of motor vehicles securing consumer loans made by the Company and its Subsidiaries in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest rate per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) and (c) the Eurodollar Rate plus 1%.

“Board of Directors” means:

(a)                                 with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)                                 with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(c)                                  with respect to a limited liability company, the board of directors, managers or other governing body, and in the absence of the same, the managing member or members or any controlling committee of managing members thereof; and

(d)                                 with respect to any other Person, the board or committee of such Person or other individual or entity serving a similar function.

“Borrowing” means a Revolving Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized to close and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the sum of (a) the aggregate amount of all expenditures of the Company and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all payments in respect of Capital Lease Obligations of the Company and its Subsidiaries during such period.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property which are required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person determined in accordance with GAAP and the amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date upon which such lease or other arrangement may be terminated by the lessee without payment of a penalty.

“Capital Stock” means:

(a)                                 in the case of a corporation, corporate stock or shares;

(b)                                 in the case of an association or business entity other than a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d)                                 any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Cash Equivalents” means:

(a)                                 marketable direct obligations issued by, or unconditionally Guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(b)                                 certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or banker’s acceptances having maturities of six months or less from the date of acquisition issued by any lender to the Company or any Subsidiary or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000;

(c)                                  commercial paper of an issuer rated at least A-1 by Standard & Poor’s Rating Services, Inc. (“S&P”) or P-1 by Moody’s Investor Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition;

(d)                                 repurchase obligations of any financial institution satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully Guaranteed or insured by the United States government;

(e)                                  securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have the highest rating obtainable from either S&P or Moody’s;

(f)                                   securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution satisfying the requirements of clause (b) of this definition;

(g)                                  money market, mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and

(h)                                 money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations” means, with respect to any Person, all obligations of such Person incurred in the ordinary course of business in respect of overdrafts and liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code and any entity that wholly-owns the stock of a CFC and which is disregarded for United States federal income purposes as an entity that is separate from its owner.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following:

(a)                                 the direct or indirect sale, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(b)                                 the adoption of a plan relating to the liquidation or dissolution of the Company;

(c)                                  the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the “beneficial owner” (as such term is defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (c) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock or voting shares of the Company; or

(d)                                 the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the Security Agreement.

“Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period plus:

(a)                                 an amount equal to any extraordinary or non-recurring loss, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(b)                                 an amount equal to any net loss realized in connection with an Asset Sale, the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness by such Person or its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(c)                                  Permitted Tax Distributions and provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(d)                                 Consolidated Interest Expense of such Person and its Subsidiaries for such period; plus

(e)                                  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) to the extent deducted in computing such Consolidated Net Income; plus

(f)                                   write offs, write downs or impairment of goodwill or other intangible assets, unrealized mark-to-market losses, and other non-cash charges (excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent deducted in computing such Consolidated Net Income; minus

(g)                                  all non-cash items to the extent that such non-cash items increased Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

Notwithstanding the foregoing, the provision for taxes based on income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(a)                                 the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Sale and Leaseback Transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations); plus

(b)                                 the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c)                                  any interest expense on Indebtedness of another Person to the extent that such Indebtedness is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) (other than CSO Obligations); plus

(d)                                 an amount equal to 10% per annum of the average daily balance during such period of CSO Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period less the amount of all Permitted Tax Distributions made during such period (excluding Permitted Tax Distributions made during such period relating to Net Income attributable to any period ending on or prior to June 30, 2010), determined on a consolidated basis in accordance with GAAP; provided that:

(a)                                 the Net Income of any Person that is not a Subsidiary of such Person, or that is accounted for by the equity method of accounting shall be included, but only to the extent of the amount of dividends or distributions that have been distributed in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period;

(b)                                 the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction has been legally waived; and

(c)                                  the cumulative effect of a change in accounting principles shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Agreement, (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was elected to such Board of Directors by or with the approval of Permitted Holders.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“CSO Obligations” means obligations to purchase, or other Guarantees of, consumer title loans the making of which were facilitated by a Borrower or a Subsidiary acting as a credit services organization or other similar service provider.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans required to be funded by it hereunder within two Business Days after the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding of (d) has failed to fund, or has given notice to the Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund payments required to be funded under any Loan Document or one or more other syndicated credit facilities.

“Deposit Accounts” has the meaning specified in the Security Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b)                                 is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary; provided that any such conversion or exchange will be deemed an Incurrence of Indebtedness or Disqualified Stock, as applicable); or

(c)                                  is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (a), (b) and (c), on or prior to the 91st day after the Maturity Date; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an Asset Sale or Change of Control occurring on or prior to the 91st day after the Maturity Date will not constitute Disqualified Stock if the Asset Sale or Change of Control provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than Sections 2.03(b) and 7.04 are to the Lenders.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company other than a Foreign Subsidiary.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) unless an Event of Default has occurred and is continuing any other Person (other than a natural person) approved by each of the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include either of the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all present or future Laws relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that would be deemed at any relevant time to be a single employer with any of the Loan Parties, pursuant to Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) the occurrence of any “reportable event” (as defined in Section 4043 of ERISA) with respect to a Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event; (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment of a material amount with respect to any Plan or the failure to make any required contribution of a material amount to a Multiemployer Plan; (c) the filing of a notice of intent to terminate any Plan that is a defined benefit plan within the meaning of Section 3(35) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (d) the withdrawal by any of the Loan Parties or any ERISA Affiliate from any Plan with two or more contributing sponsors or the termination of any such Plan, in any case, resulting in liability to the Company or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (e) the institution of proceedings under, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under, Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Plan; (f) the imposition of liability on any of the Loan Parties or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or the filing of any request for a minimum funding waiver under Section 412 of the Code with respect to any Plan or Multiemployer Plan; (h) the engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (i) the complete or partial withdrawal of any of the Loan Parties or any ERISA Affiliate from a Multiemployer Plan, or the receipt of notice that a Multiemployer Plan is insolvent or in reorganization; (j) the assertion of a claim (other than routine claims for benefits) against any Plan, or the assets thereof, or against any of the Loan Parties or any ERISA Affiliate in connection with any Plan that, in any case, could reasonably be expected to result in liability to any of the Loan Parties; (k) receipt from the Internal Revenue Service of notice of the failure of any Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Plan to qualify for exemption from taxation under Section 501(a) of the Code; (l) the imposition of a Lien pursuant to the Code or pursuant to ERISA with respect to any Plan; or (m) any of the Loan Parties or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than premiums due and not delinquent under Section 4007 of ERISA); in each case to the extent that any such event results in a Material Adverse Effect.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum (rounded upwards to the next higher 1/16 of 1%) determined by the Administrative Agent by dividing LIBOR for such Interest Period by an amount equal to 1.00 minus the Eurodollar Reserve Percentage; provided that the Eurodollar Rate shall not be less than 1.5% per annum.

“Eurodollar Rate Loan” means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out of five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset or (ii) condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Excess Cash Flow” means, for any period, the excess of (a) Consolidated Cash Flow for such period over (b) the sum of (i) the aggregate amount of Capital Expenditures made in cash by the Company and its Subsidiaries during such period (other than any such Capital Expenditures made with Net Proceeds of an Asset Sale (without giving effect to the threshold set forth in the definition thereof), insurance or condemnation proceeds), (ii) the cash portion of Consolidated Interest Expense paid by the Company and its Subsidiaries during such period, (iii) the aggregate amount (without duplication) of all income and franchise taxes and Permitted Tax Distributions paid in cash by the Company and its Subsidiaries during such period and (iv) any reduction in the principal amount of Indebtedness resulting from principal payments made thereon during such period (provided that (A) such Indebtedness has been incurred in accordance with this Agreement and (B) to the extent such Indebtedness is revolving in nature, such payment shall have been accompanied by a concurrent corresponding permanent reduction in the revolving commitment relating thereto).

“Excess Proceeds” has the meaning specified in Section 7.04(d).

“Excess Redemption” has the meaning specified in Section 2.03(d).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Act filings” has the meaning specified in Section 5.05.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of either of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 3.06(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries outstanding on the date of this Agreement until such Indebtedness is repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an officer of the Company.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries Incurs or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock (including the application of any proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter reference period.  In addition, for purposes of making the computation referred to above:

(a)                                 acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities (adjusted to exclude (i) the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the acquired entities to the extent such costs are eliminated and not replaced and (ii) the amount of any reduction in general, administrative or overhead costs of the acquired entities, in each case, as determined in good faith by an officer of the Company);

(b)                                 the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

(c)                                  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date;

(d)                                 if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a)                                 the Consolidated Interest Expense of such Person and its Subsidiaries for such period; plus

(b)                                 the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of Preferred Stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Flow Through Entity” means an entity that for U.S. Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Code) other than a “publicly traded partnership”) (as defined in Section 7704 of the Code), (iv) an entity that is disregarded as an entity separate from its owner under the Code, the Treasury regulations or any published administrative guidance of the Internal Revenue Service, or (v) a trust, the income of which is includible in the taxable income of the grantor or another person under sections 671 through 679 of the Code.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which either of the Borrowers is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Company incorporated or organized in a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary of the Company that wholly-owns the stock of a CFC and that is disregarded for United States federal income tax purposes as an entity that is separate from its owner.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified

Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, such other principles as may be approved by a significant segment of the accounting profession, and the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person to:

(a)                                 purchase or pay (or advance or supply funds for the purchase or payment) of such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness;

(b)                                 purchase property, securities or services for the purposes of assuring the holder of such Indebtedness of the payment of such Indebtedness; or

(c)                                  maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness;

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Company’s existing and future Domestic Subsidiaries, other than Immaterial Subsidiaries.

“Guarantee Agreement” means the Guarantee Agreement made by the Guarantors in favor of the Administrative Agent and the Lenders, in substantially the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” has the meaning specified in the definitions of “Indebtedness.”

“Immaterial Subsidiary” means any Subsidiary with assets having an aggregate Fair Market Value of less than $1,000.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume (pursuant to a merger, consolidation, acquisition or other transaction), Guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing);

provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided, further, that none of the following shall be deemed to be an Incurrence of Indebtedness: (a) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security; (b) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and (c) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness. Indebtedness otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to have been Incurred at the time it becomes such a Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(a)                                 obligations of such Person in respect of principal for money borrowed;

(b)                                 obligations of such Person in respect of principal evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  every reimbursement obligation of such Person with respect to letters of credit, banker’s acceptances or similar facilities issued for the account of such Person, other than obligations with respect to letters of credit securing obligations, other than obligations referred to in clauses (a), (b) and (e), entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 10th day following payment on the letter of credit;

(d)                                 every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade payables, credit on open account, provisional credit, accrued liabilities or similar terms arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(e)                                  every Capital Lease Obligation of such Person;

(f)                                   the maximum fixed redemption or repurchase price of Disqualified Stock of such Person at the time of determination plus accrued but unpaid dividends;

(g)                                  every net payment obligation of such Person under interest rate swap, cap, collar or similar agreements or foreign currency hedge, exchange or similar agreements of such Person collectively, “Hedging Obligations”); and

(h)                                 every obligation of the type referred to in clauses (a) through (g) of this definition of another Person the payment of which, in either case, such Person has Guaranteed or is liable, directly or indirectly, as obligor, guarantor or otherwise, to the extent of such Guarantee or other liability.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.05(b).

“Indenture” means the Indenture governing the 2015 Notes (as defined above) entered into between the Borrowers as issuers and Wells Fargo Bank, National Association as Trustee and Collateral Agent, as supplemented, amended, modified or amended and restated, from time to time.

“Information” has the meaning specified in Section 10.08.

“Intercreditor Agreement” means the Intercreditor Agreement entered into between the Indenture Trustee and the Administrative Agent, substantially in the form of Exhibit F, as amended or otherwise modified from time to time.

“Interest Payment Date” means each April 15, July 15, October 15 and January 15 and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or continued as a Eurodollar Rate Loan and ending on the next April 15, July 15, October 15 or January 15 thereafter. Subject to the following proviso, upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, such Eurodollar Rate Loan shall automatically be deemed to be continued as a Eurodollar Rate Loan for a period until the next April 15, July 15, October 15 or January 15 thereafter; provided that at any time an Event of Default shall have occurred and be continuing, at the election of the Required Lenders, upon the expiration of any Interest Period applicable to any Loans, such Loans shall not be deemed to be continued as Eurodollar Rate Loans and shall bear interest at the Base Rate; provided, however, that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day; and

(b)                                 no Interest Period shall extend beyond the Maturity Date.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities; provided that an acquisition of assets, Equity Interests or other securities by the Company or a Subsidiary for consideration consisting of common equity securities of the Company or such Subsidiary shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Company or a Subsidiary in respect of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify to the Borrowers and the Administrative Agent.

“LIBOR” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term of three months.  If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum as published in The Wall Street Journal on the first day of such Interest Period for the LIBOR with a term of three months.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, encumbrance or hypothecation of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan.

“Loan Documents” means this Agreement, each Note, the Intercreditor Agreement, the Guarantee Agreement, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Loan Party in connection therewith.

“Loan Parties” means, collectively, each of the Borrowers and each Guarantor.

“Material Adverse Effect” means a material adverse effect upon (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (d) the attachment, perfection or priority of the Liens granted to the Administrative Agent or the Collateral Agent, on behalf of itself and the Lenders, and the Collateral pursuant to the Loan Documents.

“Maturity Date” means June 15, 2015.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Loan Parties is granted to secure any Obligations or under which rights or remedies with respect to any such Liens are governed.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section (3)(37) or Section 4001(a)(3) of ERISA) to which any of the Loan Parties or any ERISA Affiliate has contributed, or been obligated to contribute, at any relevant time or with respect to which any of the Loan Parties or any ERISA Affiliate could incur liability.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including dispositions pursuant to Sale and Leaseback Transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (2) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions) and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and loans, debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including without limitation principal, interest, costs and expenses, indemnities and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means a certificate signed by the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, or by the Vice President of Finance and delivered to the Administrative Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Revolving Loans after giving effect to any borrowings and prepayments or repayments thereof.

“Participant” has the meaning specified in Section 10.07(d).

“Payment Default” has the meaning specified in Section 8.01(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted CSO Obligations” means CSO Obligations in an amount not to exceed $25.0 million in the aggregate at any one time outstanding.

“Permitted Debt” has the meaning specified in Section 7.02(b).

“Permitted Holder” means Tracy Young and, with respect to the foregoing Person, any (a) spouse or lineal descendent (whether natural or adopted) of such Person or (b) trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or any of the Persons referred to in the immediately preceding clause (a).

“Permitted Investment” means:

(a)                                 any Investment in a Borrower or a Guarantor;

(b)                                 any Investment in cash or Cash Equivalents;

(c)                                  any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Guarantor or (ii) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Borrower or a Guarantor;

(d)                                 any Investment existing on the date of this Agreement or made pursuant to binding commitments in effect on the date of this Agreement or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Agreement; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the date of this Agreement or (ii) as otherwise permitted under this Agreement;

(e)                                  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 7.04;

(f)                                   Hedging Obligations that are permitted by the terms of this Agreement to be outstanding;

(g)                                  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(h)                                 loans and advances to employees of the Company and its Subsidiaries in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(i)                                     any Investment consisting of a Guarantee permitted by Section 7.02;

(j)                                    Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Agreement;

(k)                                 Investments received in settlement of bona fide disputes or as distributions in bankruptcy, insolvency or similar proceedings;

(l)                                     Investments in Foreign Subsidiaries not to exceed $5.0 million (or its foreign currency equivalent) in the aggregate at any one time outstanding;

(m)                             other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (m) that are at the time outstanding, not to exceed $10.0 million;

(n)                                 Investments resulting from the Incurrence of CSO Obligations; and

(o)                                 Investments consisting of consumer loans secured by motor vehicles made by the Borrowers and their Subsidiaries in the ordinary course of business and consistent with past practices.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Refinancing Debt” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Subsidiaries; provided that:

(a)                                 the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount and premium, if any, plus accrued interest (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any fees and expenses incurred in connection therewith);

(b)                                 such Permitted Refinancing Debt has a final scheduled maturity date later than the final scheduled maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)                                  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated to the Loans or Guarantee thereof, such Permitted Refinancing Debt is subordinated in right of payment to, the Loans or Guarantees on terms at least as favorable as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(d)                                 such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or would otherwise be permitted to Incur such Indebtedness.

“Permitted Tax Distributions” in respect of the Company means, with respect to any taxable year or portion thereof in which the Company is a Flow Through Entity, the sum of:  (i) the product of (a) the excess of (1) all items of taxable income or gain (other than capital gain) of the Company for such year or portion thereof over (2) all items of taxable deduction or loss (other than capital loss) of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, plus (ii) the product of (a) the net capital gain (i.e., net long-term capital gain over net short-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Capital Gain Tax Rate, plus (iii) the product of (a) the net short-term capital gain (for this purpose, net short-term capital gain in excess of net long-term capital loss), if any, of the Company for such year or portion thereof and (b) the Applicable Income Tax Rate, minus (iv) the aggregate Tax Loss Benefit Amount for the Company for such year or portion thereof.

For purposes of calculating the amount of the Permitted Tax Distributions the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity (but only for periods for which such Subsidiary is treated as a Flow Through Entity), which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the taxable income, gain, deduction or loss (including capital gain or loss) of the Company.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock corporation, trust, unincorporated organization or government or agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or at any relevant time was, maintained or contributed to (or required to be contributed to) by any of the Loan Parties or any ERISA Affiliate, other than a Multiemployer Plan.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Premises” has the meaning specified in Section 6.14(a).

“Projections” has the meaning specified in Section 5.21.

“Register” has the meaning specified in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, dumping or disposal into or through the environment or within any building, structure, facility or fixture.

“Request for Credit Extension” means a Revolving Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided, however, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, chief financial officer or the vice president of finance of such Loan Party and any other officer of such Loan Party with responsibility for the administration of the relevant portion of the Loan Documents and with respect to the Administrative Agent or Collateral Agent, an officer in the corporate trust department with direct responsibility for the administration of this Agreement.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be a representation and warranty of such Loan Party that the execution and delivery of such document has been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.05.

“Revolving Borrowing” means a borrowing of Revolving Loans.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of a Revolving Borrowing pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Sale and Leaseback Transaction” means any arrangement relating to property owned by the Company or one of its Subsidiaries on the date of this Agreement or thereafter acquired by the Company or one of its Subsidiaries whereby the Company or such Subsidiary transfers such property to a Person and the Company or such Subsidiary leases it from such Person.

“Sanctioned Country” shall mean any country subject to a sanctions program identified on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a natural person permanently residing in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Secured Creditors” has the meaning specified in the Security Agreement.

“Securities Accounts” has the meaning specified in the Security Agreement.

“Security Agreement” means the Security Agreement among each of the Borrowers, each Guarantor and the Collateral Agent.

“Security Documents” means the Security Agreement and any other agreement, document or instrument pursuant to which a Lien is granted by a Loan Party to secure any Obligations or under which rights or remedies with respect to any such Lien are governed.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Subsidiaries on the date of this Agreement or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” shall mean, with respect to any Person as of any date of determination:

(a)                                 the fair value of the property of such Person is greater than the total amount of “liabilities”, including “contingent liabilities”, of such Person;

(b)                                 the “present fair saleable value” of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the ordinary course of business;

(c)                                  such Person is not, and does not intend to be, unable to pay its debts and liabilities as they become absolute and matured in the ordinary course of business, and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities become absolute and matured in the ordinary course of business; and

(d)                                 such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute unreasonably small capital.

The meaning of each of the quoted terms in the foregoing clauses (a) and (b) shall be determined in accordance with applicable federal and state laws governing the insolvency of debtors.  The amount of “contingent liabilities” (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.  “Solvency” has the meaning correlative thereto.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Loss Benefit Amount” means with respect to any taxable year, the amount by which the Permitted Tax Distributions would be reduced were a net operating loss or net capital loss from a prior taxable year of the Company ending subsequent to the first day of the taxable year of the Company following the taxable year that includes the date of this Agreement (such day, the “Loss Date”) carried forward to the applicable taxable year; provided that for such purpose the amount of any such net operating loss or net capital loss shall be used only once and in each case shall be carried forward to the next succeeding taxable year until so used. For purposes of calculating the Tax Loss Benefit Amount, the proportionate part of the items of taxable income, gain, deduction or loss (including capital gain or loss) of any Subsidiary that is a Flow Through Entity for a taxable year of such Subsidiary ending subsequent to the Loss Date, which items of income, gain, deduction or loss are allocated to or otherwise treated as items of income, gain, deduction or loss of the Company for Federal income tax purposes, shall be included in determining the amount of net operating loss or net capital loss of the Company.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“United States” and “U.S.” mean the United States of America.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)                                 the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(b)                                 the then outstanding principal amount of such Indebtedness.

1.02.                     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Article, section and subsection headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.                     Accounting Terms.

(a)                                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.05(a), except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.                     Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.                     Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day from the date hereof to the Maturity Date, in an aggregate amount not to exceed at any one time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender shall not exceed such Lender’s Commitment.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.

2.02.                     Borrowings of Revolving Loans.

(a)                                 Each Revolving Borrowing after the Closing Date shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of each of the Borrowers. Each Revolving Borrowing outstanding shall be automatically continued for the next Interest Period on the last day of the prior Interest Period. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued only on the last day of an Interest Period for such Eurodollar Rate Loan. For the avoidance of doubt, an automatic continuation of a Revolving Borrowing shall not be deemed to be a new Credit Extension.

(b)                                 Each Borrowing of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(c)                                  The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.

2.03.                     Repayments.

(a)                                 If at any time the Total Outstandings exceed the Aggregate Commitment, then, on the next succeeding Business Day, the Borrowers shall repay the Revolving Loans in an amount equal to such excess.

(b)                                 The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily repay Revolving Loans in whole or in part, upon payment of the principal amount thereof, without premium or penalty, plus accrued interest; provided that to the extent such repayment is not accompanied by a termination or reduction of Commitments pursuant to Section 2.04, the Borrowers shall pay a fee equal to 4.5% of the principal amount of such repayment not accompanied by a termination or reduction of related Commitments; provided further that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of repayment; (2) any repayment shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) in the case of a repayment of all outstanding Loans and a termination of all Commitments relating thereto, such notice may be made contingent upon consummation of any financing providing the source of funds for such repayment.  Each such notice shall specify the date and amount of such repayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Applicable Percentage of such repayment.  Except as contemplated by clause (3) above, if such notice is given by the Borrowers, the Borrowers shall make such repayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any repayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid to the date of repayment, together with any additional amounts required pursuant to Section 3.07.  Each such repayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(c)                                  Following the occurrence of a Change of Control, the Borrowers shall, within 10 Business Days, repay all outstanding Loans in full, plus a fee equal to 1% of the principal amount thereof, plus accrued interest, and terminate all Commitments under this Agreement.

(d)                                 In the event that the Borrowers redeem more that 35% of the aggregate principal amount of the 2015 Notes outstanding on the date of this Agreement pursuant to the optional redemption provisions of the Indenture (an “Excess Redemption”), the Company shall, no later than the date of such Excess Redemption, repay all outstanding Loans in full, without premium or penalty, plus accrued interest, and terminate all Commitments under this Agreement.

(e)                                  If the Borrowers shall redeem 2015 Notes pursuant to Section 3.08(b) of the Indenture, the Borrowers shall on the last day of each month thereafter, repay Loans having a principal amount equal to $1,000,000, without premium or penalty, plus accrued interest, and permanently reduce related Commitments by such amount repaid.

(f)                                   If the Borrowers shall become obligated to make payments to any Lender pursuant to any provision under Article III hereof, the Borrowers may voluntarily repay, in whole but not in part, all Loans owing to such Lender, for the account of such Lender only, without premium or penalty, plus accrued interest, and terminate all Commitments of such Lender under this Agreement.

(g)                                  If the Company or any of its Subsidiaries shall be deemed to have Excess Proceeds pursuant to Section 7.04, the Company shall notify the Administrative Agent, who shall notify the Lenders, that an Excess Proceeds prepayment will be made on the 15th succeeding Business Day, and shall on such 15th succeeding Business Day permanently reduce the Commitments on such date in an aggregate principal amount equal to such Excess Proceeds and repay any amounts owing to such Lender pursuant to Section 2.03(a) together with accrued and unpaid interest to the date of such reduction; provided that each Lender, as to itself, may decline to accept such prepayment and corresponding reduction to its Commitments by notifying the Administrative Agent and the Company no later than five (5) Business Days prior to the otherwise scheduled day of such prepayment.

(h)                                 At any time following the payment in full of the 2015 Notes, if, as of the end of any calendar month, the ratio of (i) the sum of (x) the aggregate amount of consolidated title loans receivable of the Company and its Subsidiaries (as provided in the Company’s consolidated financial statements) and (y) the aggregate amount of consolidated unrestricted cash and Cash Equivalents of the Company and its Subsidiaries (as provided in the Company’s consolidated financial statements) to (ii) the aggregate principal amount of consolidated Indebtedness of the Company and its Subsidiaries outstanding that is secured by a Lien (with the principal amount of any Indebtedness secured by a lien of the type described in clause (u) of the definition of Permitted Liens limited to the amount secured by such Permitted Lien) on any assets of the Company or any of its Subsidiaries (the “Secured Obligations Amount”) is less than 1.25 to 1.0, then the Company shall within 45 days of the end of such calendar month (the “Notice Deadline”) deliver to the Administrative Agent (to be delivered by the Administrative Agent to each Lender) by first-class mail an irrevocable repayment notice to, and shall permanently reduce the Commitments, no less than five (5) and no more than ten (10) Business Days after the giving of such notice, in an aggregate principal amount equal to the Excess Cash Flow for such calendar month and repay any amounts owing to such Lender pursuant to Section 2.03(a) together with accrued and unpaid interest to the date of such reduction; provided, that (1) if, prior to the Notice Deadline, the Company shall receive a contribution to its capital or shall issue Equity Interests for cash (other than Disqualified Capital Stock), in each case, that results in such ratio on a pro forma basis being greater than or equal to 1.25 to 1.0 as of the last day of such calendar month, then the Company shall not be required to send such repayment notice or so reduce the Commitments, (2) solely for purposes of this Section 2.03(h), Excess Cash Flow shall be calculated without giving effect to clause (iii) of the definition thereof with respect to income taxes and Permitted Tax Distributions but shall be reduced by the amount of income taxes and Permitted Tax Distributions projected to be paid attributable to the income of the Company and its Subsidiaries for such calendar month during the fiscal quarter in which such calendar month occurs and (3) to the extent that actual amount of income taxes and Permitted Tax Distributions paid exceeds (or is less than) the projected amounts, such excess shall reduce Excess Cash Flow (or such deficit shall increase Excess Cash Flow) for the month in which such taxes are paid.

The requirements of this Section 2.03(h) will not apply to any month unless the amount of Excess Cash Flow for such month equals or exceeds $100,000.

2.04.                     Termination or Reduction of Commitments.   The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent repayments hereunder, the Total

Outstandings would exceed the Aggregate Commitments, and (iv) if (A) such termination is not required pursuant to Section 2.03, and (B) such termination or reduction occurs prior to July 15, 2014, no later than the date of termination of such Commitments, the Borrowers shall pay a termination fee of (X) prior to July 15, 2013, 2% of the principal amount thereof, or (Y) on or after July 15, 2013 and prior to June 15, 2014, 1% of the principal amount thereof.  The Administrative Agent shall promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05.                     Repayment of Loans.  The Borrowers shall repay the outstanding principal amount of each Revolving Loan on the Maturity Date.

2.06.                     Interest.

(a)                                 Each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Margin; provided that if the Required Lenders have elected to suspend the continuation of Eurodollar Rate Loans pursuant to the definition of “Interest Period”, each Loan shall bear interest on the outstanding principal amount thereof for all such times at a rate per annum equal to the Base Rate, plus the Applicable Margin.

(b)                                 If any amount of principal of or interest on any Loan or any other amount payable by the Borrowers under any Loan Document is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at rate per annum set forth in subsection (a) above plus 2%, it being understood that new Interest Periods shall be deemed to occur (subject to the election of the Required Lenders to suspend the continuation of Eurodollar Rate Loans pursuant to the definition of “Interest Period”) and interest shall continue to accrue until such past due amounts are paid in full.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before as well as after judgment, and before as well as after the commencement of any proceeding under any Debtor Relief Law.

2.07.                     Commitment Fee.  The Borrowers shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Commitment Fee times the daily average amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans The commitment fee shall accrue at all times from the date hereof until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each April 15, July 15, October 15 and January 15, commencing with the first such date to occur after the date hereof, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears.

2.08.                     Computation of Interest and Fees.  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, however, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the

Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09.                     Evidence of Debt.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10.                     Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrowers shall be made without deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the account designated by the Administrative Agent for such purpose in Dollars and in immediately available funds not later than 12:00 p.m. (Eastern time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. (Eastern time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurodollar Rate Loans that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Eurodollar Rate Loans.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may (but shall have no obligation to), in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11.                     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (other than in connection with a repayment pursuant to Section 2.03(g)), obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers or refused by a Lender pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agree that any Lender acquiring a participation pursuant to the foregoing arrangements may, to the extent it may effectively do so under applicable law, exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                     Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, however, that if the Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdictions in which each Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(i), (ii) and (iii) below) shall not be required if in the Foreign Lender’s reasonable judgment such completion, execution or submission would subject such Foreign Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Foreign Lender.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)                                   Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments made, or additional amounts paid, giving rise to such refund had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02.                     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, the Eurodollar Rate shall be thereafter determined to be the greater of (a) the Federal Funds Rate on the first day of each interest period and (b) 1.5% until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

3.03.                     Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent (upon instruction of the Required Lenders) will promptly so notify the Borrowers and each Lender.  Thereafter, the Eurodollar Rate shall be determined to be the greater of (a) the Federal Funds Rate on the first day of each interest period and (b) 1.5% until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

3.04.                     Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)                                  subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Tax described in clauses (b) and (c) of the definition of Excluded Tax payable by such Lender); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error.  The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.                     Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.   If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)                                  such replaced Lender shall have received payment of an amount equal to the outstanding principal of its Loans hereunder, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

3.06.                     Survival.  All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.07.                     Breakage Costs.  The Borrowers severally agree to indemnify each Lender for and to hold each Lender harmless from any loss or expense that such Lender reasonably sustains or incurs as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment after the Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Rate Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section 3.07 submitted to the Borrowers by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

4.01.                     Conditions Precedent to Initial Credit Extension.  This Agreement shall be effective on, and the obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each in form and substance satisfactory to each of the Lenders:

(i)                                     executed counterparts of this Agreement, the Guarantee Agreement, the Intercreditor Agreement and the Security Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii)                                  a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates, certifications of bylaws, limited liability company agreements, partnership agreements or other Organization Documents and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent, as directed by the Required Lenders, may require evidencing the identity, authority and capacity of each Responsible Officer thereof executing any of the Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent, as directed by the Required Lenders, may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrowers and each Subsidiary is validly existing, in good standing and qualified to engage in business in their respective jurisdictions of organization or formation;

(v)                                 favorable opinions of Clifford Chance US LLP and Gray Pannell & Woodward LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request (and the Borrowers hereby instruct such counsel to render such opinion to the Administrative Agent, the Lenders and the Collateral Agent and addressed to the Collateral Agent as to such matters concerning the recording or filing of financing statements as provided in Section 6.5 of the Security Agreement);

(vi)                              a certificate signed by a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, which consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(vii)                           a certificate signed by a Responsible Officer of the Company certifying that (A) the representations and warranties of the Company contained in Article V and in any other Loan Document are true and correct on and as of the date of such certificate, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default has occurred and is continuing.

(b)                                 The Borrowers shall have paid to the Lenders a financing fee equal to 1% of the aggregate principal amount of the Commitments.

(c)                                  Unless waived by the Lenders, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Lenders to the extent invoiced prior to or on the date of the initial Credit Extension, not to exceed $75,000 without prior written consent of the Borrowers.

(d)                                 Collateral Documents.  The Administrative Agent shall have received, in form and substance satisfactory to each of the Lenders:

(i)                                     searches of uniform commercial code filings in the jurisdiction of incorporation or formation of each Loan Party, copies of any financing statements on file in such jurisdictions and reasonable evidence that no Liens exist as of the date of this Agreement, other than Permitted Liens;

(ii)                                  Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary to perfect the Lien granted to the Administrative Agent in the Collateral;

(iii)                               searches of the Company’s(1) ownership of patents, trademarks and copyrights in the offices of the appropriate United States Governmental Authorities;

(iv)                              such filings in the United States as are reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) in order to perfect the Lien granted to the Administrative Agent in the Company’s registered patents, trademarks, trade names and service marks;

(v)                                 to the extent not otherwise delivered to the Administrated Agent or its designee (it being understood that the such designee shall be the “Collateral Agent” as defined in the Indenture), all certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed-in-blank undated stock powers attached thereto;

(vi)                              assignments of, and powers of attorney with respect to, the Loan Parties’ collateral interests in, motor vehicle title liens, together with a power of attorney;

(vii)                           duly executed consents as are necessary to perfect the Lenders’ security interest in the Collateral; and

(viii)                        any other documents, instruments or agreements as may be reasonably requested by any Lender in order to satisfy its legal and other diligence inquiries.

(e)                                  The Administrative Agent shall have received copies of certificates of insurance evidencing the insurance policies of the Company as may be reasonably required by the Administrative Agent, as reasonably directed by the Lenders.  To the extent not previously received, the Collateral Agent shall have received endorsements to each such insurance policy that name the Collateral Agent as loss

(1)  All patents, copyrights and trademarks are owned by the Company. Ownership is represented in the Security Agreement.

payee insured on all casualty insurance policies and additional insured on all liability insurance policies in form and substance reasonably satisfactory to the Lenders.

(f)                                   There shall not exist any pending or, to the knowledge of any Loan Party, threatened Litigation, investigation, bankruptcy or insolvency proceeding, injunction, order or claim affecting or relating to any of the Loan Parties or their respective properties, the business of the Borrower, this Agreement, or the Indenture, that has not been settled, dismissed, vacated, discharged or terminated prior to the date of this Agreement which could be expected to result in a Material Adverse Effect.

(g)                                  The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 5.01, each in form and substance satisfactory to the Lenders.

(h)                                 Since December 31, 2011, there has not been a Material Adverse Effect or any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

(i)                                     All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders and their counsel.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed date of the initial Credit Extension specifying its objection thereto.

4.02.                     Conditions Precedent to all Credit Extensions.  The obligation of each Lender to honor any Request for a new Credit Extension is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Company and each other Loan Party contained in Article V and in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default has occurred and is continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent shall have received a Revolving Loan Notice, duly authorized by a Responsible Officer and delivered to the Administrative Agent in accordance with Section 2.02.

(d)                                 Both immediately prior to and after giving pro forma effect to the proposed Credit Extension, the Borrowers shall be in pro forma compliance with the financial covenant set forth in Section 7.12.

Each Request for Credit Extension submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

4.03.                     Conditions Subsequent.

(a)                                 Within forty-five (45) days following the Closing Date, the Company shall deliver to the Administrative Agent duly executed amendments to each existing deposit account control agreement entered into by the Loan Parties with Wells Fargo, as collateral agent, and the relevant depository bank pursuant to the Indenture.

(b)                                 Within (I) ten (10) Business Days following the Closing Date, the Company shall cause the matters listed in Schedule 4.03(b)(I) to be completed and (II) forty-five (45) days following the Closing Date, the Company shall cause the matters listed in Schedule 4.03(b)(II) to be completed.  Notwithstanding any other provision of any Loan Document, to the extent that such matters listed in Schedule 4.03(b)(I) and (II) are so satisfied, such matters shall be deemed to have been satisfied on the Closing Date for all purposes of the Loan Documents.  For the avoidance of doubt, the Company shall be deemed in compliance with the Loan Documents with respect to such matters on the Closing Date and until such ten (10) Business Day or forty five (45) day period, as applicable, shall have expired, at which point any other operative provisions of the Loan Documents shall control.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and the Lenders that:

5.01.                     Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.                     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except in each case referred to in clauses (b) or (c), to the extent that such conflict or violation could not reasonably be expected to have a Material Adverse Effect.

5.03.                     Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for any filings necessary to perfect the Liens created under the Security Agreement, and except to the extent that failure to obtain such approval, consent, exemption, authorization or take such other action could not reasonably be expected to have a Material Adverse Effect.

5.04.                     Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05.                     Financial Statements; No Material Adverse Effect.  Except as disclosed by the Company in filings (including any exhibits thereto) with the SEC of such annual reports and such information, documents and other reports as are specified in Section 13 or 15(d) of the Exchange Act applicable to a U.S. corporation subject to such Sections (the “Exchange Act filings”):

(a)                                 The audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and Consolidated Cash Flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of the Company and its Subsidiaries dated March 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and Consolidated Cash Flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since December 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06.                     Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in the Company’s Exchange Act filings, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

5.07.                     No Default.  Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.                     Ownership of Property; Liens.  Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The real and personal property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09.                     Environmental Compliance.   Responsible Officers of the Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws or otherwise in connection with Hazardous Materials and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, to the knowledge of the Responsible Officers, except as specifically disclosed in the Company’s Exchange Act filings, (a) such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (b) there has been no Release of or exposure of persons to Hazardous Materials by the Company or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and (c) there are no past or present conditions, events or circumstances related to Hazardous Materials or Environmental Law that could reasonably be expected to have a Material Adverse Effect.

5.10.                     Insurance.  The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates (in each case, after giving effect to any self-insurance determined by the Company to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or similar businesses as the Company’s Subsidiaries).

5.11.                     Taxes.  The Company and its Subsidiaries have filed all Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12.                     ERISA Compliance.  Except as disclosed in Schedule 5.12, (i) no ERISA Event has occurred; (ii) each of the Loan Parties, their Subsidiaries and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan, subject to Section 302 of ERISA, which the Loan Parties, their Subsidiaries or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last six years had) any obligation to make contributions, except as would not otherwise reasonably be expected to result in a Material Adverse Effect; (iii) each Plan has been maintained, operated and administered in compliance in all material respects with its terms and with ERISA, the Code and all other applicable Laws, except as would not otherwise reasonably be expected to result in a Material Adverse Effect, (iv) the present value of all accumulated benefit obligations under each Plan that is a “defined benefit plan” within the meaning of Section 3(35) of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan, (v) no Loan Party or ERISA Affiliate has any current or contingent liabilities with respect to any post-retirement health or medical benefits, other than liability for continuation coverage described in article 6 of Title I of ERISA; and (vi) none of the Loan Parties, their Subsidiaries or any ERISA Affiliate has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA.

5.13.                     Subsidiaries; Equity Interests.  As of the date hereof, (a) the Company has no Subsidiaries other than those specifically disclosed in Annex R to the Security Agreement, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Persons and in the amounts specified in Annex S to the Security Agreement free and clear of all Liens, other than Permitted Liens.  All such Capital Stock was issued in compliance with all requirements of Law.  Except as expressly contemplated by this Agreement or as set forth on Annex R to the Security Agreement, there are no contractual pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party may be required to issue, sell, repurchase or redeem any Capital Stock or any Capital Stock of its Subsidiaries, including any Capital Stock that is exchangeable or exercisable for, or convertible into, any such Capital Stock.

5.14.                     Margin Regulations; Investment Company Act.

(a)                                 The Company is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of the Loans will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

(b)                                 None of the Company, any Person Controlling the Company, or any Subsidiary (a) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (b) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (c) is subject to the Federal Power Act or the Interstate Commerce Act.

5.15.                     Compliance with Laws.  To the knowledge of the Responsible Officers after due inquiry, each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16.                     Intellectual Property; Licenses, Etc.  The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, data, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon or misappropriates any rights held by any other Person.

5.17.                     Transactions with Affiliates.  Except as disclosed pursuant to Item 404 of Regulation S-K in the Company’s Exchange Act filings or as among the Loan Parties, no Loan Party is party to or engaged in any transaction with, and none of the properties and assets of any Loan Party is subject to or bound by any agreement or arrangement with, any officer, director, holder of Capital Stock or Affiliate of any Loan Party.

5.18.                     Use of Proceeds.  The proceeds of the Loans will be used solely for working capital and general corporate purposes of the Company.

5.19.                     Solvency.  On the date of this Agreement, and both prior to and after giving pro forma effect to any Credit Extension, the Company and its Subsidiaries on a consolidated basis are, Solvent.

5.20.                     Labor Matters.   To the knowledge of the Company, there are no employee strikes, work stoppages, slowdowns or lockouts pending or threatened against any Loan Party.  As of the date of this Agreement, (i) there is no collective bargaining or similar agreement with any labor union, labor organization, works council or similar labor representative covering any employee of any Loan Party, (ii) no petition for certification or election of any labor representative is pending with respect to any employee of any Loan Party and (iii) no labor representative is seeking certification or recognition with respect to any employee of any Loan Party.

5.21.                     Accuracy and Completeness of Information.  Other than the Projections, any document, certificate and written statement heretofore or contemporaneously herewith furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, and any representation or warranty made by any Loan Party in connection the Loan Documents, as of its date, or if none, as of the date on which such information is furnished or such statement is made, is correct in all material respects and does not contain any untrue statement of material fact or omit any material fact required to be furnished or made or necessary to make such information or such statement not misleading in any material respect in light of the circumstances under which it was furnished or made. Any written statement based upon (or constituting) a forecast or projection (a “Projection”) furnished by or on behalf of any Loan party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document, as of its date, or if none, as of the date on which such Projection is furnished, was made in good faith, based upon assumptions believed by such Loan Party to be reasonable in light of the conditions existing as of the time at which such Projection were made, it being acknowledged and agreed by the Administrative Agent and the Lenders that the Projections are inherently uncertain and are not a guarantee of future financial performance.

5.22.                     Compliance with OFAC Rules and Regulations.  No Loan Party or any Affiliate of any Loan Party (i) is a Sanctioned Person, (ii) has more than fifteen percent (15%) of its total assets in Sanctioned Countries, or (iii) derives more than fifteen percent (15%) of its operating income from investments in or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of the Loans will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country.

5.23.                     Brokers.  Except for fees payable to the Administrative Agent and the Lenders, no broker’s, finder’s, placement or other financial advisory fee or commission is or will be payable to any Person in connection with the Loan Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01.                     Financial Statements.  Deliver to the Administrative Agent and each Lender:

(a)                                 no later than 90 days after the end of each fiscal year of the Company, an audited consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity, a statement of Consolidated Cash Flows (including notes thereto and consistent in form with the financial statements delivered in accordance with the Indenture) of the Company for such fiscal year, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries, and a report thereon by the Company’s certified independent accountants; and

(b)                                 no later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet, a statement of operations and comprehensive income, a statement of shareholders’ equity, a statement of Consolidated Cash Flows (including notes thereto and consistent in form with the financial statements delivered in accordance with the Indenture) of the Company for such fiscal quarter, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries;

(c)                                  all current reports that are filed with or furnished to the SEC on Form 8-K.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein. The availability of the foregoing materials on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy the Company’s delivery obligation in the preceding paragraphs.

6.02.                     Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)                                 concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if to their knowledge any such Default shall exist, stating the nature and status of such event;

(b)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(c)                                  promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(d)                                 promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e)                                  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

Documents required to be delivered pursuant to Sections 6.01 and this Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything to the contrary contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.

6.03.                     Notices.  Promptly, but in no event later than five (5) Business Days after a Responsible Officer’s knowledge thereof, notify the Administrative Agent and each Lender of:

(a)                                 the occurrence of any Default;

(b)                                 any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrowers or any Subsidiary (including, without limitation, the Indenture); (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  the occurrence of any ERISA Event;

(d)                                 the acquisition of any Subsidiary that is a CFC; and

(e)                                  any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a)

shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04.                     Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property.

6.05.                     Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06.                     Maintenance of Properties.  Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.                     Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates (in each case, after giving effect to any self-insurance determined by the Company to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or similar businesses as the Company’s Subsidiaries).

6.08.                     Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.                     Employee Benefits.  Comply in all material respects with the terms of each Plan and all applicable provisions of ERISA, the Code and all applicable Law with respect to all Plans, except as would not otherwise reasonably be expected to result in a Material Adverse Effect.

6.10.                     Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied and requirements of Law shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be.

6.11.                     Inspection Rights.  Not more than once in any twelve-month period, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, in each case during normal business hours and upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent (as directed by the Required Lenders) or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing as often as may be reasonably desired and at the expense of the Borrowers.

6.12.                     Additional Subsidiaries.  Notify the Administrative Agent at the time that any Person becomes a Domestic Subsidiary (other than Immaterial Subsidiaries), and as soon as reasonably practicable thereafter, cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guarantee Agreement or such other document as the Required Lenders shall deem appropriate for such purpose, (b) become a party to the Security Agreement and take such action as is necessary to perfect the Liens created thereby and (c) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Required Lenders.

6.13.                     Releases of Guarantees.  To the extent applicable, deliver to the Administrative Agent an Officer’s Certificate to the effect that:

(a)                                 a sale or other disposition of all or substantially all of the assets of a Guarantor, by way of merger, consolidation, amalgamation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, has occurred in compliance with Section 7.04; or

(b)                                 a sale, issuance or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, has occurred in compliance with Section 7.04;

and, in each case, the Guarantor ceases to be a Subsidiary of the Company as a result of such sale, issuance or other disposition, whereupon the Administrative Agent or the Collateral Agent, as applicable shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee and the Loan Documents and such Guarantor (and any of its Subsidiaries that are Guarantors) shall be automatically and unconditionally released and relieved of any obligations under its Guarantee and the Loan Documents. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Loans and for the other obligations of any Guarantor under the Loan Documents.

6.14.                     Mortgages.  With respect to any fee interest in any real property that is acquired by a Borrower or a Guarantor after the date of this Agreement that has a purchase price greater than $1.0 million (such real property referred to individually and collectively as the “Premises”), within 90 days of such acquisition the applicable Borrower shall or shall cause the applicable Guarantor, as the case may be, to:

(a)                                 deliver to the Collateral Agent, as mortgagee, for the benefit of the Holders, fully executed Mortgages, duly executed by the applicable Borrower or the applicable Guarantor, as the case may be, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the Premises purported to be covered thereby;

(b)                                 deliver to the Collateral Agent, a mortgagee’s title insurance policy in favor of the Collateral Agent in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens and any other exceptions disclosed in such policy, and such policy shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment) of all premiums thereon;

(c)                                  deliver to the Collateral Agent, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the applicable Borrower or the applicable Guarantor, as the case may be, stating that to its knowledge there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by such Borrower or Guarantor, as applicable, of such Premises for such Borrower’s or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form sufficient for the title insurer issuing the title policy to remove the standard survey exception from such policy and issue a survey endorsement to such policy;

(d)                                 deliver to the Collateral Agent an opinion of counsel that such Mortgage has been duly authorized, executed and delivered by such Borrower or such Guarantor, constitutes legal, valid, binding and enforceable obligation of such Borrower or such Guarantor and creates a valid perfected Lien in the Premises purported to be covered thereby; and

(e)                                  deliver an environmental audit and an environmental indemnification agreement with respect to the mortgaged property which shall be in form and substance satisfactory to the Collateral Agent.

6.15.                     Use of Proceeds.  Use the proceeds of the Loans solely for working capital and general corporate purposes of the Company.

6.16.                     Cash Management.  Maintain all Securities Accounts and Deposit Accounts subject to the last sentence of Section 4.8 of the Security Agreement, with a bank or financial institution that is reasonably acceptable to the Administrative Agent and Required Lenders with respect to each such account.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01.                     Liens.  Directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except the following (each, a “Permitted Lien”):

(a)                                 Liens securing Indebtedness Incurred pursuant Section 7.02(b)(vi);

(b)                                 Liens in favor of a Borrower or a Guarantor;

(c)                                  Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary, provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or a Subsidiary;

(d)                                 Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were not created in connection with, or in contemplation of, such acquisition;

(e)                                  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, workmen’s compensation or unemployment obligations or other obligations of a like nature, or to secure letters of credit issued with respect to such obligations, Incurred in the ordinary course of business;

(f)                                   Liens consisting of deposits in connection with leases or other similar obligations, or securing letters of credit issued in lieu of such deposits, incurred in the ordinary course of business;

(g)                                  Liens securing Indebtedness (including Capital Lease Obligations) permitted by Section 7.02(b)(ii) covering only the assets acquired with such Indebtedness and directly related assets such as proceeds (including insurance proceeds), products, replacements, substitutions and accessions thereto;

(h)                                 Liens existing on the date of this Agreement and replacement Liens that do not encumber additional assets, unless such encumbrance is otherwise permitted; provided that, with respect to any existing Liens securing an item of Indebtedness in excess of $1,000,000, such item of Indebtedness is identified in Schedule 7.01 hereto.

(i)                                     Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(j)                                    Liens securing Permitted Refinancing Debt, provided that the Borrowers were permitted to Incur such Liens with respect to the Indebtedness so refinanced under this Agreement and:

(i)                                     the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)                                  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness; and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(k)                                 statutory and common law Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business with respect to amounts that are not yet delinquent for more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(l)                                     Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(m)                             Liens arising from filings of Uniform Commercial Code financing statements or similar documents regarding leases or otherwise for precautionary purposes relating to arrangements not constituting Indebtedness;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Subsidiaries in the ordinary course of business;

(o)                                 Liens securing the 2015 Notes and other obligations under the Indenture;

(p)                                 Liens securing Cash Management Obligations;

(q)                                 Minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(r)                                    Liens securing (a) obligations with respect to Indebtedness permitted to be incurred pursuant to Section 7.02(b)(xiv) and (b) Obligations under this Agreement;

(s)                                   Liens Incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding and that (A) are not Incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary;

(t)                                    Liens securing Indebtedness of Foreign Subsidiaries to the extent such Indebtedness is permitted under Section 7.02(b)(x); provided, however, that no asset of the Company or any Domestic Subsidiary shall be subject to any such Lien; and

(u)                                 Liens in the nature of set-off rights against deposit accounts maintained by the Borrowers or any Guarantors into which any fees or commission paid to the Borrowers or any Guarantor in connection with CSO Obligations are required to be deposited by the lenders of the related consumer title loans; provided that the deposits maintained in such deposit accounts shall not exceed $2.0 million in the aggregate at any time.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest, fees, expenses and all other amounts owing in connection with or in respect of any referenced Indebtedness.

7.02.                     Indebtedness.

(a)                                 Directly or indirectly, Incur any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrowers and any Guarantor may Incur Indebtedness (including Acquired Debt) and the Company may issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock is issued would have been at least 3.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom, including the effect of acquisitions or repayments or redemptions of Indebtedness to be funded by such proceeds), as if the additional Indebtedness had been Incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)                                 The foregoing provisions will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)                                     the Incurrence by the Guarantors of Indebtedness represented by the Guarantees to be issued pursuant to the Guarantee Agreement;

(ii)                                  the Incurrence by the Company or any of its Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations) Incurred for the purpose of financing (or refinancing) all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or such Subsidiary that, added to all other Indebtedness Incurred pursuant to this clause (ii) and then outstanding, will not exceed the sum of (A) $5.0 million plus (B) the amount of any fees and expenses incurred in connection with any refinancing;

(iii)                               the Incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was Incurred pursuant to subsection (a) above or pursuant to clauses (i), (iii) or (vii) of this paragraph (b);

(iv)                              the Incurrence of (a) intercompany Indebtedness of the Company, a Guarantor or any other Subsidiary for so long as such Indebtedness is held by a Borrower or a Guarantor; provided that (i) such Indebtedness shall be unsecured and if owing by a Borrower or any Guarantor, contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Borrowers under this Agreement or such Guarantor under its Guarantee, as the case may be, and (ii) if as of any date any Person other than a Borrower or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien of the type described in clauses (o) or (r) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not permitted under this clause (iv) by the issuer of such Indebtedness and (b) intercompany Indebtedness of the Borrowers, any Guarantor or any Foreign Subsidiary for so long as such Indebtedness is held by a Foreign Subsidiary; provided that (i) if such Indebtedness is owing by a Borrower or any Guarantor, such Indebtedness shall be unsecured and contractually subordinated in all respects (other than with respect to the maturity thereof) to the obligations of the Borrowers under the Loan Documents or such Guarantor under its Guarantee, as the case may be, and (ii) if as of any date any Person other than such other Foreign Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Permitted Liens of the type described in clause (t) of the definition thereof), such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted under this clause (iv) by the issuer of such Indebtedness;

(v)                                 Guarantees by the Company or any Subsidiary of Indebtedness of the Company or any Subsidiary otherwise permitted hereunder so long as the Person giving such Guarantee could have Incurred the Indebtedness that is being Guaranteed; provided that if the Indebtedness being guaranteed is subordinated to the Loans, then the Guarantee must be subordinated to the same extent as the Indebtedness being guaranteed;

(vi)                              the Incurrence by the Company or any of its Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

(vii)                           the Incurrence of Existing Indebtedness (other than Indebtedness described in clause (i) or (iv) of this paragraph (b));

(viii)                        the Incurrence of obligations in respect of letters of credit, bank guarantees, performance, bid and surety bonds and completion guarantees provided by the Company or any of its Subsidiaries in the ordinary course of business;

(ix)                              the Incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

(x)                                 Indebtedness of Foreign Subsidiaries that, when added together with any other Indebtedness incurred under this clause (x) and then outstanding, will not exceed $10.0 million (or its foreign currency equivalent);

(xi)                              Indebtedness of the Company or any Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xii)                           Indebtedness consisting of promissory notes or similar Indebtedness issued by the Company or any Subsidiary to current, future or former officers, managers, and employees thereof, or to their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or a Subsidiary to the extent described in clause (B) of paragraph (iv) of Section 7.05;

(xiii)                        the Incurrence by the Company or any of its Subsidiaries of Indebtedness, or issuance of Disqualified Stock by the Company (in addition to Indebtedness or Disqualified Stock permitted by any other clause of this paragraph) in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (xiii) and then outstanding, will not exceed $10.0 million;

(xiv)                       the Incurrence by the Company or any Guarantor (including any Guarantees thereof) of Indebtedness pursuant to this Agreement; and

(xv)                          the Incurrence by the Company or any of its Subsidiaries of Permitted CSO Obligations.

(c)                                  For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xiv) of paragraph (b) above or under paragraph (a) above, the Company shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this Section 7.02 and will only be required to include the amount and type of such Indebtedness in one of such clauses or pursuant to Section 7.02(a), and may re-classify any such item of Indebtedness from time to time among such clauses or Section 7.02(a), so long as such item meets the applicable criteria for such category. For avoidance of doubt, Indebtedness may be classified as Incurred in part pursuant to one of the clauses (i) through (xiv) above, and in part under one or more other clauses or under Section 7.02(a).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Accrual of interest and dividends, accretion of accreted value, issuance of securities paid-in-kind, amortization of original issue discount, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 7.02.

(d)                                 The Borrowers will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrowers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Loans and the applicable Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on junior Lien or priority basis.

7.03.                     Fundamental Changes.  In the case of the Company, in any transaction or series of related transactions, consolidate with or merge with or into (whether or not the Company survives), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the Company’s property and assets whether as an entirety or substantially as an entirety, to any Person, unless:

(a)                                 either: (i) if the transaction or series of transactions is a consolidation of the Company with or a merger of the Company with or into any other Person, the Company shall be the surviving Person of such merger or consolidation; or (ii) the Person formed by any consolidation or merger with or into the Company, or to which all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of, shall be a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia; provided that the surviving Person shall be a corporation; and such Person shall expressly assume by assignment all obligations of the Company under this Agreement and under the Loan Documents, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Loan Documents on the Collateral owned by or transferred to the surviving entity;

(b)                                 immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(c)                                  at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable period (but without giving effect to the costs and expenses of such transaction), the Company or the successor entity to the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.12.

7.04.                     Asset Sales.

(a)                                 Make any Asset Sale (except with respect to an Event of Loss) unless:

(i)                                     the Company (or Subsidiary of the Company, as the case may be) receives consideration at the time of such Disposition at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)                                  at least 75% of the consideration therefor received by the Company is in the form of cash or Cash Equivalents;

provided that the amount of:

(A)                               any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet) of the Company or such Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Loans or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement releasing the Company or such Subsidiary from further liability; and

(B)                               any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion), will be deemed to be cash for purposes of this Section 7.04.

(b)                                 Within 360 days after the receipt of any Net Proceeds from an Asset Sale by the Company or any Subsidiary of the Company, the Company or such Subsidiary may apply such Net Proceeds at its option:

(i)                                     with respect to Asset Sales of assets of a Subsidiary of the Company that is not a Guarantor, to permanently reduce Indebtedness of a Subsidiary of the Company that is not a Guarantor (and to correspondingly reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Subsidiary of the Company; or

(ii)                                  to the making of a Capital Expenditure or the acquisition of a controlling interest in another business or other assets, in each case, that are used or useful in a Similar Business or that replace the assets that are the subject of such Asset Sale.

(c)                                  Pending the final application of any such Net Proceeds, the Company or any applicable Subsidiary of the Company may temporarily apply such Net Proceeds in any manner that is not prohibited by this Agreement.

(d)                                 After 360 days following the receipt of such Net Proceeds, the ratable portion of the Loans relative to the aggregate principal amount of outstanding 2015 Notes outstanding at such time, in each case of such Net Proceeds from Asset Sales that are not applied or invested (by election or as a result of the passage of time) as provided in subsection (b) above shall be deemed to constitute “Excess Proceeds” and applied as required under Section 2.03(g).

7.05.                     Restricted Payments.

(a)                                 Directly or indirectly:

(i)                                     declare or pay any dividend on, except as described below, or make any other payment or distribution in respect of, its Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company) or similar payment to the direct or indirect holders thereof in their capacity as such (other than any dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock) and dividends or distributions payable to the Company);

(ii)                                  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by any Person or any Equity Interests of any Subsidiary held by any Affiliate of the Company (in each case other than held by the Company or a Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that are not Disqualified Stock);

(iii)                               make any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, more than 30 days prior to the scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness that is contractually subordinated in right of payment to the Revolving Loans (other than the purchase, repurchase or other acquisition of such Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

(iv)                              make any Restricted Investment.

All such payments and other actions set forth in clauses (i) through (iv) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A)                               no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)                               the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 7.02; and

(C)                               such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of this Agreement (excluding Restricted Payments permitted by clauses (ii) through (xi) of subsection (b) below), is, at the time of determination, less than the sum of:

(1)                                 25% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter occurring after the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(2)                                 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of its Equity Interests subsequent to the date of this Agreement (other than an issuance or sale to a Subsidiary of the Company) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the date of the Indenture, plus

(3)                                 the amount by which the principal amount of any Indebtedness of the Company or a Subsidiary is reduced upon the conversion or exchange (other than by a Subsidiary) subsequent to the date of this Agreement of any Indebtedness of the Company or a Subsidiary convertible or exchangeable for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the net cash proceeds received by the Company from the sale of such Indebtedness; plus

(4)                                 the amount equal to the net reduction in the Restricted Investments made by the Company or any Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case realized by the Company or any Subsidiary; provided, however, that the foregoing will not exceed, in the case of any such Person, the amount of Restricted Investments previously made (and treated as a Restricted Payment) by the Company or any Subsidiary in such Person.

(b)                                 The foregoing provisions shall not prohibit:

(i)                                     the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Agreement;

(ii)                                  so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, any Restricted Payment made in exchange for, or with the net cash proceeds from, the substantially concurrent sale of Equity Interests of the Company (other than any Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided that the net cash proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from clause (C)(2) of subsection (a) above;

(iii)                               the defeasance, redemption, repurchase, retirement or other acquisition of Indebtedness of the Borrowers or any Guarantor that is contractually subordinated in right of payment to the Loans or to any Guarantees thereof in exchange for, or with the net cash proceeds from, an Incurrence of Permitted Refinancing Debt;

(iv)                              so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the redemption, repurchase, retirement or other acquisition for value of any Equity Interests of the Company or any Subsidiary of the Company held by employees, former employees, managers, former managers, consultants or former consultants of the Company; provided that the aggregate amount of such repurchases and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed $10.0 million in the aggregate (in each case plus the amount of net cash and proceeds received by the Company and its Subsidiaries (a) in respect of “key-man” life insurance and (b) from the issuance of Equity Interests by the Company to members of management of the Company, to the extent that those amounts did not provide the basis for any previous Restricted Payment);

(v)                                 payments of dividends on Disqualified Stock issued pursuant to this Agreement;

(vi)                              repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(vii)                           cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 7.05 (as determined in good faith by the Board of Directors);

(viii)                        so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under Section 7.02;

(ix)                              following the occurrence of a Change of Control, the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Borrowers or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Loans; or

(x)                                 Permitted Tax Distributions; or

(xi)                              Restricted Payments in an amount which, when taken together with all Restricted Payments previously made pursuant to this clause (xi) and then outstanding, does not exceed $5.0 million.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the assets proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment.

7.06.                     Change in Nature of Business.  Engage in any material line of business not primarily comprised of the title lending business (which shall include acting as a credit services organization).

7.07.                     Transactions with Affiliates.  Make any payment to, or sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless:

(a)                                 such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at the time in an arm’s-length transaction with a person who was not an Affiliate; and

(b)                                 if such Affiliate Transaction involves an amount in excess of $3.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the nonemployee managers of the Company disinterested with respect to such Affiliate Transaction has determined in good faith that the criteria set forth in clause (a) of this Section 7.07 are satisfied and has approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate; and

(c)                                  if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of $7.5 million, the Company obtains an opinion as to the fairness to the Company from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or is no more restrictive to the Company and its Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

The foregoing provisions shall not apply to the following:

(i)                                     any employment agreement or compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary; provided that the salary, bonus and other compensation paid to Tracy Young in any fiscal year (excluding compensation paid in the form of Equity Interests) shall not exceed $1.0 million and (B) the salary, bonus and other compensation paid to Tracy Young together with any child, stepchild, parent, stepparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of Tracy Young in any fiscal year (excluding compensation paid in the form of Equity Interests) shall not exceed $1.75 million;

(ii)                                  transactions exclusively between or among the Company and/or any Guarantors, or involving any transaction or series of related transactions between or among any Loan Parties and the Company’s Immaterial Subsidiaries involving consideration with a Fair Market Value not exceeding $10,000; provided that such transactions are not otherwise prohibited by this Agreement;

(iii)                               any agreement existing on the date of this Agreement either involving an amount less than $500,000 or set forth on Schedule 7.07, as in effect on the date of this Agreement, or as modified, amended or amended and restated by any modification, amendment or amendment and restatement made in compliance with the applicable provisions of clauses (a), (b) and (c) of this Section 7.07;

(iv)                              reasonable compensation of, and indemnity arrangements in favor of, managers of the Company and its Subsidiaries;

(v)                                 the issuance or sale of any Equity Interests (other than Disqualified Stock) of the Company; and

(vi)                              Restricted Payments that are permitted by Section 7.05.

Notwithstanding anything to the contrary in this Section 7.07, the Company will not directly or indirectly, sell, lease, exchange, transfer or otherwise dispose of any of its properties or assets to any Affiliate other than to the Company or any Guarantor.

7.08.                     Burdensome Agreements.

(a)                                 Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(i)                                     pay dividends or make any other distributions to the Company or any of its Subsidiaries with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii)                                  pay any Indebtedness owed to the Company;

(iii)                               make any loans or advances to the Company; or

(iv)                              sell, lease or transfer any of its properties or assets to the Company.

(b)                                 However, the foregoing restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(i)                                     any agreements in effect or entered into on the date of this Agreement, including agreements governing existing Indebtedness as in effect on the date of this Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreements governing such Indebtedness as in effect on the date of this Agreement;

(ii)                                  this Agreement and the other Loan Documents;

(iii)                               applicable law and any applicable rule, regulation or order;

(iv)                              customary non-assignment provisions in leases, licenses or other agreements entered into in the ordinary course of business;

(v)                                 purchase money obligations that impose restrictions of the nature described in clause (iv) above on the property so acquired;

(vi)                              any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition thereof;

(vii)                           any agreement or other instrument of a Person acquired by the Company or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(viii)                        Liens that limit the right of Company or any of its Subsidiaries to dispose of the asset or assets subject to such Lien;

(ix)                              customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;

(x)                                 Permitted Refinancing Debt, provided that the restrictions subject to the limitations of this provision and contained in the agreements governing such Permitted Refinancing Debt are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(xi)                              any such encumbrance or restriction with respect to any Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary, either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Borrowers’ ability to make the principal or interest payments on the Revolving Loans or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness; and

(xii)                           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Nothing contained in this Section 7.08 shall prevent the Borrowers or any Subsidiary from creating, incurring or suffering to exist any Permitted Lien.

7.09.                     Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10.                     Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction unless:

(a)                                 the Company would be entitled to (A) incur indebtedness in an amount equal to the attributable debt relating to such Sale and Leaseback Transaction pursuant to Section 7.02 and (B) incur a lien on such property securing such attributable debt pursuant to Section 7.01; and

(b)                                 the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Borrowers apply the Net Proceeds of such transaction in compliance with, Section 7.04.

The foregoing provisions will not apply to transactions among the Borrowers and any Guarantors or among Subsidiaries of the Company that are not Guarantors.

7.11.                     Fiscal Year.  Change its fiscal year to end on a day other than December 31.

7.12.                     Financial Covenant regarding Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Company for any period of four consecutive fiscal quarters to be less than 2.0:1.

7.13.                     Restrictions on Activities of TitleMax Finance Corporation.  Unless otherwise permitted under this Agreement, TitleMax Finance Corporation may not hold any material assets, become liable for any material obligations or engage in any material business activities; provided that TitleMax Finance Corporation may be a co-obligor of (i) this Agreement and (ii) any other Indebtedness incurred by the Company pursuant to the covenant described above under Section 7.02 and in each case may engage in any activities directly related or necessary in connection therewith.

7.14.                     Bank Accounts.  Establish any new Deposit Account or Securities Account except as permitted under the Security Agreement.

7.15.                     Hazardous Materials.  Cause or permit any Release of Hazardous Materials at, to or from any property owned, leased or operated by any Loan Party in violation of any applicable Environmental Law, resulting in a Material Adverse Effect.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01.                     Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 default for five (5) Business Days in the payment when due of interest on the Revolving Loans, fees or other amounts due hereunder;

(b)                                 default in payment when due of the principal of any Revolving Loan when due at maturity, upon acceleration or otherwise;

(c)                                  failure by the Company or any of its Subsidiaries to comply with its obligations under Sections 4.03, 6.01, 6.02(a) and (b), 6.03, 6.05(a), 7.03, 7.04, 7.05, 7.07, 7.08, 7.09, 7.10, 7.11, 7.12 and 7.13, or any representation or warranty made or deemed made in this Agreement or any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Loan Document shall prove to have been incorrect, false or misleading in any material respect (or in any respect with respect to any representation or warranty qualified by materiality) on or as of the date made or deemed made;

(d)                                 failure to perform any other covenant or agreement of the Company or any of its Subsidiaries under the Loan Documents for 30 days after the earlier to occur of (x) written notice to the Company by the Administrative Agent and (y) the date on which any of the Chairman of the Board, the President, the Chief Financial Officer or the Vice President of Finance became aware of such failure;

(e)                                  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company (or the payment of which is Guaranteed by the Company) whether such Indebtedness or Guarantee now exists, or is created after the date of this Agreement, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness on or prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $10.0 million (or its foreign currency equivalent);

(f)                                   failure by the Company to pay final judgments which are non-appealable aggregating in excess of $10.0 million (or its foreign currency equivalent) (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier), which judgments are not paid, discharged or stayed for a period of 60 days following such judgment becoming final, and in the event such judgment is covered by insurance, any enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g)                                  (i) any security interest created by the Security Agreement ceases to be in full force and effect (except as permitted by the terms of this Agreement or the Security Agreement) or (ii) the breach or repudiation by the Company of any of its obligations under the Security Agreement; provided that, in the case of clauses (i) and (ii), such cessation, breach or repudiation, individually or in the aggregate, results in Collateral having a Fair Market Value in excess of $5.0 million not being subject to a valid, perfected security interest;

(h)                                 except as expressly permitted by this Agreement, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee in writing;

(i)                                     the Company, within the meaning of Bankruptcy Law:

(i)                                     commences a voluntary case,

(ii)                                  consents to the entry of an order for relief against it in an involuntary case,

(iii)                               consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv)                              makes a general assignment for the benefit of its creditors; or

(j)                                    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company in an involuntary case;

(ii)                                  appoints a Custodian of the Company or for all or substantially all of the property of the Loan Parties; or

(iii)                               orders the liquidation of the Company or substantially all of the property of the Loan Parties;

and the order or decree remains unstayed and in effect for 60 consecutive days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

In the event of any Event of Default specified under subsection (e) above (other than with respect to the Indenture), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Administrative Agent, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Administrative Agent stating that:

(a)                                 Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(b)                                 holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default;

(c)                                  the annulment of the acceleration of the such notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(d)                                 all existing Events of Default, except nonpayment of principal, premium or interest on such notes that became due solely because of the acceleration of such notes, have been cured or waived.

8.02.                     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, in each case at the direction of the Required Lenders, take any or all of the following actions:

(a)                                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c)                                  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of any event with respect to the Company described in Sections 8.01(i) and (j), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03.                     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the terms of the Intercreditor Agreement, be applied by the Administrative Agent and the Collateral Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

8.04.                     Remedies Independent.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the amounts payable at any time hereunder and thereunder to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and its Note and the Guarantee Agreement, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes. Required Lenders shall have the right to conduct, and to direct the time, method and place of conducting, any proceeding for the exercise of any remedy available to the Administrative Agent or the Collateral Agent or any power conferred on each such Person; provided that the Lenders shall provide prompt notice of such exercise to the Administrative Agent or the Collateral Agent, as applicable; and provided further that the Administrative Agent and Collateral Agent may refuse to follow any direction that may involve the Administrative Agent or the Collateral Agent, respectively, in liability.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01.                     Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Each of the Secured Creditors hereby further irrevocably appoints the Wells Fargo Bank, National Association to act on its behalf as the Collateral Agent under the Security Agreement and authorizes the Collateral Agent to take such action on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities except those expressly set forth herein or in any other Loan Document, or any fiduciary relationship with any Lender, the Borrowers or any Subsidiaries and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Loan Document or otherwise exist with respect to the Administrative Agent or the Collateral Agent and the permissive rights of the Administrative Agent and the Collateral Agent shall not be construed as duties.

9.02.                     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.                     Exculpatory Provisions.  Neither the Administrative Agent nor any sub-agent (including its Related Persons) shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing:

(a)                                 the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 phrases such as “satisfactory to the Administrative Agent”, “approved by the Administrative Agent”, “acceptable to the Administrative Agent”, “as determined by the Administrative Agent”, “in the Administrative Agent’s discretion”, “selected by the Administrative Agent”, and phrases of similar import authorize and permit the Administrative Agent to approve, disapprove, determine, act or decline to act in its discretion, it being understood that the Administrative Agent in exercising such discretion, hereunder or under any of the Loan Documents, shall be acting on the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and shall be fully protected in, and shall incur no liability in connection with, acting (or failing to act) pursuant to such instructions.  With regards to any action or refusal to act that involves discretion, the Administrative Agent shall be entitled to refrain from any act or the taking of any action hereunder or under any of the Loan Documents or from the exercise of any power or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and shall not be liable for any such delay in acting; and

(c)                                  the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent pursuant to Article IV. Notwithstanding anything to the contrary contained herein, the Administrative Agent shall have no duty as to any Collateral in its possession or control, other than exercising reasonable care in possessing such Collateral, as to preservation of rights against third parties or any other rights pertaining thereto and the Administrative Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral.  No provision of this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.  Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.  In no event shall the Administrative Agent be liable, directly or indirectly, for any special, indirect or consequential damages, even if the Administrative Agent has been advised of the possibility of such damages and regardless of the form of action.  The Administrative Agent shall not incur any liability in connection with refusing to act based upon an oral instruction.

9.04.                     Reliance by Administrative Agent.

(a)                                 The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

(b)                                 If at any time the Administrative Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Collateral (including, but not limited to, orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Collateral), the Administrative Agent (a) shall furnish to the Borrowers prompt written notice thereof and (b) is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Administrative Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Administrative Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

9.05.                     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06.                     Resignation and Removal of Administrative Agent and Collateral Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent reasonably satisfactory to the Required Lenders; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                                 The Administrative Agent may be removed at any time by written notice from the Required Lenders, which removal shall be effective upon the appointment of a successor administrative agent in accordance with Section 9.06(a). If a successor Administrative Agent shall not have been so appointed within ten Business Days after delivery of the notice of removal, the Administrative Agent may appoint a successor Administrative Agent reasonably satisfactory to the Required Lenders.  Upon the appointment of a successor Administrative Agent, the removed Administrative Agent shall promptly execute and deliver all instruments and documents, and take all actions that the successor Administrative Agent or the Required Lenders may reasonably request, in order to effect such removal and the assignment of rights, interests, duties and obligations of the Administrative Agent under the Loan Documents.  To the extent a successor Administrative Agent is appointed pursuant to the provisions of this Section 9.06(b), the Borrowers shall pay the reasonable fees and expenses of such successor Administrative Agent incurred in connection with such Person becoming the Administrative Agent.

9.07.                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.                     Indemnification.  The Lenders agree to indemnify each of the Administrative Agent and the Collateral Agent in their respective capacities hereunder (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section 9.08, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the indefeasible payment in full in cash of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s or Collateral Agent’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.  The agreements in this Section 9.08 shall survive the termination of this Agreement, resignation or removal of the Administrative Agent or the Collateral Agent and the indefeasible payment in full in cash of the Obligations.

9.09.                     Collateral Agent.  The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including its right to be indemnified by the Borrowers and the Lenders, are extended to, and shall be enforceable by the Collateral Agent hereunder and under each Loan Document.

ARTICLE X

MISCELLANEOUS

10.01.              Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than the imposition of interest at the default rate), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Loan or Unreimbursed Amount, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, further, that only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)                                  change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                   change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g)                                  subject to Section 10.02, release all or substantially all of the Collateral, or all or substantially all of the Guarantees, without the written consent of all Lenders;

(h)                                 subordinate all or any portion of the Loans to any other Indebtedness without the written consent of all Lenders; and

(i)                                     permit any Loan Party to assign or transfer any of its rights or obligations under this Agreement or other Loan Documents without the written consent of all Lenders;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent or the Collateral Agent, respectively, under this Agreement or any other Loan Document.

Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02.              Specified Releases of Collateral.

(a)                                 Collateral shall be released from the Liens created by the Loan Documents at any time or from time to time in accordance with the provisions of the Loan Documents or as provided in this Agreement. The Liens securing the Collateral shall be automatically released without the need for any further action by any Person under any one or more of the following circumstances:

(i)                                     to enable the Borrowers or a Guarantor to consummate asset dispositions permitted or not prohibited under Section 7.04; or

(ii)                                  if any Guarantor is released from its Guarantee in accordance with the terms of this Agreement (including by virtue of such Guarantor ceasing to be a Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Guarantee.

(b)                                 Upon the written request of the Borrowers accompanied by an Officer’s Certificate upon which the Collateral Agent may conclusively relay confirming that all conditions precedent hereunder and under the Loan Documents have been met and that such release is permitted by the Loan Documents, and any necessary or proper instruments of termination, satisfaction or release prepared by the Borrowers or the Guarantors, as the case may be, the Collateral Agent, without the consent of the Administrative Agent or the Lenders and at the expense of the Borrowers, shall execute, deliver or acknowledge such instruments or releases to evidence the release from the Liens created by the Loan Documents of any Collateral permitted to be released pursuant to this Agreement or the Loan Documents.

10.03.              Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrowers, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient and notices given to the Administrative Agent and the Collateral Agent shall be effective upon receipt).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or each of the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  Change of Address, Etc.  Each of the Borrowers and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Collateral Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall jointly and severally indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.04.              No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.05.              Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrowers shall jointly and severally pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and/or any Lender and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of any counsel, expert, agent or designee for the Administrative Agent and/or any Lender or their respective Affiliates) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section or under the corresponding provisions of the Security Agreement to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent), the Collateral Agent in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrowers shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from, and each of the Borrowers hereby agrees not to assert and waives any claims against any Indemnitee on any theory of liability for, the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation or removal of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06.              Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Collateral Agent, or any Lender, or the Administrative Agent, the Collateral Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each of the Administrative Agent and the Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent the payment in full of the Obligations, the resignation or removal of the Administrative Agent and the termination of this Agreement.

10.07.              Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or delegate any of its obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Collateral Agent and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, and so long as no

Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except the consent of each of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Borrower.  No assignment shall be made to either of the Borrowers or any of the Borrowers’ Affiliates or subsidiaries.

(vi)                              No Assignment to Natural Persons.  No assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall prepare, execute and deliver a Note to the assignee Lender.  Any purported assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 55.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.08.              Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, its Affiliates and to their respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (i) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Loan Documents.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09.              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.10.              Counterparts; Integration; Electronic Execution.

(a)                                 Counterparts; Integration.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements entered into on the date hereof, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.11.              Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12.              Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13.              Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 Submission to Jurisdiction.  Each of the Borrowers irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable law, that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other loan document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their properties in the courts of any jurisdiction.

(c)                                  Waiver of Venue.  Each of the Borrowers irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in subsection (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.14.              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15.              USA PATRIOT ACT NOTICE.  Each Lender that is subject to the Act (as hereinafter defined) and each of the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify the Borrower in accordance with the Act.

10.16.              Intercreditor Agreement.  Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistencies between the terms of this Agreement and the Loan Documents (other than the Intercreditor Agreement) and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TITLEMAX FINANCE CORPORATION

By:	/s/ Tracy Young
Name: Tracy Young
Title: Chief Executive Officer

TMX FINANCE LLC

By:	/s/ Tracy Young
Name: Tracy Young
Title: Manager

Annex 1-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Andrew Nyquist
Name: Andrew Nyquist
Title: Assistant Vice President

Annex 1-2

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Andrew Nyquist
Name: Andrew Nyquist Title: Assistant Vice President

Annex 1-3

FS INVESTMENT CORPORATION, as a Lender
By: GSO / Blackstone Debt Funds Management LLC as Sub-Adviser

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith Title: Authorized Signatory

Annex 1-4

LOCUST STREET FUNDING LLC, as a Lender
By: GSO / Blackstone Debt Funds Management LLC as Sub-Advisor

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith Title: Authorized Signatory

Annex 1-5